Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE ITS DISCLOSURE WOULD CONSTITUTE AN UNWARRANTED INVASION OF PERSONAL PRIVACY. INFORMATION THAT HAS BEEN OMITTED ON THAT BASIS IS DENOTED IN THIS DOCUMENT AS “[###].”

Mr. Peter Bracke

[###]

May 31, 2021

Notice of Termination

Dear Peter,

Following the discussions you had with Mr. Olivier Rabiller, President & CEO and Mr. Fabrice Spenninck, Senior Vice President, Chief Human Resources and Communications, we herewith confirm the termination of your employment contract with effect on November 30, 2021 (Termination Date), in accordance with your contractual notice period of six months for the end of a month.

You will be released from your obligations to come to work as of June 1, 2021. Following your early release, your vacation balance of 25.5 days will be considered as taken.

You will continue to receive the salary and benefits to which you are entitled under your current employment relationship until the Termination Date. For the avoidance of doubt, your entitlement to any stock options, restricted units, management or incentive bonus plans or sales incentive plans or growth units shall be governed by the rules of the applicable plans.

At the end of your employment contract, your affiliation to the pension fund will be terminated. Our pension provider AXA will be in contact with you directly and will ask you to provide the instructions for the transfer of vested benefits. If needed, you may contact [###], who will be able to advise you on the options related to your accrued pension savings within the Swiss pension fund.

The Company has contracted a Group accident insurance for its employees, in accordance with the Swiss federal law on accident insurance (LAA). This insurance cover expires at the end of employment, or no later than 30 days thereafter, unless the employee has contracted employment with another company in Switzerland. Consequently, the Company recommends that you contact or change the terms of your current medical insurance to cover global risks on occupational and non-occupational accidents.

If you are affiliated to our collective health insurance Groupe Mutuel, please contact the Unicare team on [###] before the end of your employment contract to redefine your insurance contract.

We recommend that you make contact with your local unemployment office at your best convenience.

Garrett Motion Inc. Z. A. La Piece 16, 1180 Rolle, Switzerland www.garrettmotion.com

Your final work certificate will be sent to your home address at the end of your notice period. To this end, please notify the Human Resources Department on [###] of any change of address.

On your last physical day in the office, all Company properties (including but not limited to mobile phone, laptop, corporate credit card, etc.), documentation and access badges need to be handed over to our Human Resources Department. Furthermore, we kindly ask you to provide, a list of all passwords and a statement of all pending matters, indicating their current status as well as any need for action.

Please also settle any outstanding expenses due to the Company in the Concur system.

We also draw your attention to the fact that you are obligated not to disclose any trade or business secrets or other confidential information during your notice period and after the termination of your employment in accordance with your Employment Agreement.

If you wish to commence a new employment before the termination date (November 30, 2021), please keep in mind that you are compelled to inform us and request an anticipated liberation from your obligation to work through the remainder of your notice period. If we then liberate you earlier upon your request, this will automatically affect your remaining salaries, the calculation of which will end at the date of commencement of your new employment, as opposed to the termination date.

We regret to have to terminate your employment contract and wish you all the best for your personal and professional future.

Yours sincerely,

/s/ Fabrice Spenninck
Fabrice Spenninck
Senior Vice President, Chief HR & Communications

Receipt acknowledged:

6/1/2021	/s/ Peter Bracke
[date]	Mr. Peter Bracke

Garrett Motion Inc. Z. A. La Piece 16, 1180 Rolle, Switzerland www.garrettmotion.com